EXHIBIT 3.1

CERTIFICATE OF DESIGNATION

ESTABLISHING THE DESIGNATION, POWERS, PREFERENCES,

LIMITATIONS, RESTRICTIONS, AND RELATIVE RIGHTS OF

SERIES A PREFERRED STOCK

OF

IMine Corporation

The undersigned, being the duly authorized and acting Vice President of iMine Corporation, a Nevada corporation (the “Corporation”) does hereby certify that:

The Board of Directors of the Corporation has duly adopted resolutions providing for the issuance of a series of Preferred Stock in accordance with the provisions of NRS 78.195. The resolutions adopted by the Board of Directors of the Corporation are as follows:

RESOLVED, that the Board of Directors of the Corporation, pursuant to the authority conferred upon it by the Amended and Restated Articles of Incorporation of the Corporation (the “Articles of Incorporation”), does hereby create and provide for the issue of a series of the Preferred Stock, par value $0.001 per share, of the Corporation and does hereby fix and herein state the designation preferences and relative and other special rights of such series, the qualifications, limitations and restrictions thereof, as follows:

1. Designation and Number of Shares. The series will be known as the Series A Preferred Stock (the “Series A Preferred Stock”), and will be a series consisting of 100,000 shares of the authorized but unissued Preferred Stock of the Corporation, having a par value of $0.001 per share. Such number of shares of Series A Preferred Stock (each a “Series A Preferred Share” and, collectively, the “Series A Preferred Shares”) may be increased or decreased by the Board of Directors of the Corporation from time to time, provided that the number of Series A Preferred Shares shall not be decreased below the number of series A Preferred Shares then issued and outstanding, plus the number of Series A Preferred Shares of such series reserved for issuance upon exercise of outstanding rights, options or warrants or upon the conversion or exchange of outstanding securities issued by the Corporation, nor increased above the amount authorized in the Articles of Incorporation of the Corporation.

2. Dividends. The Series A Preferred Stockholders shall be entitled to participate with the holders of Common Stock pari passu in any dividends paid or set aside for payment so that Series A Preferred Stockholders shall receive with respect to each Series A Preferred Share an amount equal to (x) the dividend payable with respect to each share of Common Stock multiplied by (y) the number of shares (and fraction of a share, if any) of Common Stock into which such Series A Preferred Share is convertible as of the record date for such dividend.

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3. Liquidation Preference.

a. Distribution. In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Holders of Series A Preferred Shares then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other class or series of Preferred Stock that is junior to the Series A Preferred Stock (“Junior Stock”), an amount (the “Liquidation Preference Amount”) per Series A Preferred Share equal to (i) $10.00 (subject to adjustment for stock splits, stock dividends, recapitalizations and the like) plus (ii) any accrued but unpaid dividends to which the Series A Preferred Stockholders are then entitled. If the assets of the Corporation are not sufficient to pay in full the Liquidation Preference Amount payable to the Holders of outstanding shares of the Series A Preferred Stock and any other series of Preferred Stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series A Preferred Stock, and that was created and issued in accordance with the provisions of this Certificate of Designation, then all of said assets will be distributed among the Holders of the Series A Preferred Stock and the other classes of stock ranking pari passu with the Series A Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional Series A Preferred Share shall be equal to a ratably proportionate amount of the full liquidation payment with respect to each outstanding Series A Preferred Share. All payments for which this Section 3(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the Holders of a majority of the Series A Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each Holder of the outstanding Series A Preferred Shares has been paid in cash the full Liquidation Preference Amount to which such Holder is entitled as provided herein. After payment of the full amount of the liquidating distribution to which they are entitled, the Series A Preferred Stockholders will be entitled to share in any further liquidation on a pro-rata basis with any other Preferred Stock or Common Stock.

b. Certain Events Deemed a Liquidation; Election as to Consideration. Upon the consent of the Board of Directors, a consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale or other disposition of all or substantially all of the assets of the Corporation, or the effectuation by the Corporation of a transaction or series of related transactions in which, following such transaction(s), the holders of the outstanding voting power of the Corporation prior to the transaction(s) cease to hold, directly or indirectly, a majority of the outstanding voting power of the surviving entity, shall be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 3. Notwithstanding anything to the contrary herein, including Section 3(a), in the event of the occurrence of the transaction(s) in the foregoing sentence, each Series A Preferred Stockholder shall have the option to receive (i) an amount equal to the Liquidation Preference Amount or (ii) the amount that such Holder would have received if it had converted its Series A Preferred Stock into Common Stock immediately prior to the closing of such transaction (without giving effect to the liquidation preference of, or any dividends payable on, any other capital stock of the Corporation).

c. Notice. Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than 30 days prior to the payment date stated therein, or 20 days prior to the stockholder meeting to approve the relevant transaction, whichever is earlier, to the Holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

d. Payment. On the effective date of any liquidation, dissolution or winding up within the meaning of this Section 3, the Corporation shall pay cash and/or such other consideration to which the Series A Preferred Stockholders shall be entitled under this Section 3.

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4. Voting Rights.

a. Preferred Stock Voting Rights. Each Series A Preferred Share shall entitle the Holder thereof to vote with the holders of Common Stock, voting together as a single class, with respect to any and all matters presented to the holders of Common Stock for their action, consideration or consent, whether at any special or annual meeting of stockholders, by written action of stockholders in lieu of a meeting (to the extent permitted by the Articles of Incorporation and the Nevada Revised Statutes), or otherwise. With respect to any such vote, each Series A Preferred Share held on the record date for determining the stockholders of the Corporation eligible to participate in such vote shall entitle the Holder thereof to cast 10 votes, subject to adjustment pursuant to subsection (c) of this Section 4 (such number of votes, the “Preferred Stock Voting Ratio”).

b. Limitations on Amendments to the Certificate of Designation. For so long as any Series A Preferred Shares remain outstanding, the Corporation shall not, without the written consent or affirmative vote at a meeting called for such purpose, given in person or by proxy, by Holders holding, in the aggregate, at least a majority of the outstanding Series A Preferred Shares (excluding any Series A Preferred Shares held of record in the name of the Corporation or any of its subsidiaries), voting as a separate class, amend, alter or repeal (including by means of a merger, consolidation or otherwise) any provision of the Articles of Incorporation or this Certificate of Designation that would alter or change the rights, preferences or privileges of the Series A Preferred Stock in a manner adverse to the Series A Preferred Stockholders. In any case in which the Series A Preferred Stockholders shall be entitled to vote as a separate class pursuant to this Certificate of Designation, the Articles of Incorporation or Nevada Revised Statutes, each Holder shall be entitled to one vote for each Series A Preferred Share held on the record date for determining the preferred stockholders of the Corporation eligible to vote thereon.

c. Stock Splits, Subdivisions, Reclassifications or Combinations. In the event that the Corporation, at any time from and after the date of this Certificate of Designation, (i) pays any dividends or distributions with respect to the Common Stock, in the form of additional shares of Common Stock, or (ii) subdivides (by stock split, recapitalization, or otherwise) the outstanding shares of Common Stock into a greater number of shares, the Preferred Stock Voting Ratio in effect immediately prior to any such event, shall be proportionally increased. In the event that the Corporation, at any time from and after the date of this Certificate of Designation, combines (by reverse stock split, recapitalization, or otherwise) the outstanding Common Stock into a smaller number of shares, the Preferred Stock Voting Ratio in effect immediately prior to any such event shall be proportionally decreased. Any adjustment under this subsection (c) of this Section 4 shall become effective at the close of business on the date the dividend, subdivision, or combination becomes effective, and successive adjustments shall be made, without duplication, whenever any such dividend, subdivision or combination shall occur.

d. Statement Regarding Adjustments. Promptly following any adjustment to the Preferred Stock Voting Ratio as provided in subsection (c) of this Section 4, the Corporation shall (i) file, at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment, and, as applicable, the Preferred Stock Voting Ratio that shall be in effect after such adjustment, and (ii) deliver a copy of such statement to each Holder.

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5. Conversion Rights. The Series A Preferred Stockholders shall have the following conversion rights (the “Conversion Rights”):

a. Right to Convert. At any time on or after the completion date of the next round of equity funding by the Corporation of at least $1,000,000 (the “Qualified Financing”), the holder of any Series A Preferred Shares may, at such Holder’s option, elect to convert (a “Voluntary Conversion”) all or any portion of the Series A Preferred Shares held by such person into fully paid and nonassessable shares of Common Stock. Each Series A Preferred Share to be converted shall convert into a number of shares of Common Stock equal to the quotient of (i) $5.00 (subject to adjustment for stock splits, stock dividends, recapitalizations and the like) plus the amount of accrued but unpaid dividends, divided by (ii) the Conversion Price (as defined in Section 5(c) below) then in effect as of the date of the delivery by such Holder of its notice of election to convert (the “Conversion Rate”).

b. Mechanics of Voluntary Conversion. The Voluntary Conversion of Series A Preferred Stock shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Series A Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the Holder thereof shall transmit for receipt by the Corporation on or prior to 5:00 p.m., Eastern Time, on such date, a copy of a fully-executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”).

(ii) Corporation’s Response. Upon receipt by the Corporation of a copy of a Conversion Notice, the Corporation shall promptly provide confirmation of receipt of such Conversion Notice to such Holder. Upon receipt by the Corporation of a copy of the fully-executed Conversion Notice, the Corporation shall issue and deliver or cause its designated Transfer Agent to issue and deliver, as applicable, within three business days following the date of receipt by the Corporation of the fully-executed Conversion Notice (such third business day being the “Delivery Date”), to the Holder notice of electronic issuance of the shares of Common Stock as specified in the Conversion Notice, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Series A Preferred Shares being converted, then the Corporation shall, as soon as practicable and in no event later than three business days after receipt of the Conversion Notice, deliver to the Holder notice of the book entry of the number of Series A Preferred Shares not converted.

(iii) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the close of the stock register for the Common Stock on the Conversion Date.

c. Conversion Price. The term “Conversion Price” shall mean 75% of the per share value of the common equity shares sold or issuable in the Qualified Financing, subject to adjustment under Section 5(d) hereof.

d. Adjustments of Conversion Price.

(i) Adjustments for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 5(d)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

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(ii) Adjustments for Dividends and Distributions in Shares of Common Stock. If the Corporation shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the Series A Preferred Stockholders simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding Series A Preferred Shares had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of Series A Preferred Shares which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(iii) Adjustment for Other Dividends and Distributions. If the Corporation shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in assets (other than cash dividends payable out of earnings or surplus in the ordinary course of business) or equity or debt securities of the Corporation other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Series A Preferred Stockholders shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the amount of assets and/or the number of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock immediately prior to such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such assets and/or securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(d)(iii) with respect to the rights of the Series A Preferred Stockholders; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the Series A Preferred Stockholders simultaneously receive a dividend or other distribution of assets and/or the number of securities that they would have received if all outstanding Series A Preferred Shares had been converted into Common Stock immediately prior to such event.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(d)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(d)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each Series A Preferred Share shall have the right thereafter to convert such Series A Preferred Share into the kind and amount of shares of stock and/or other securities that such holder would have received had it converted the Series A Preferred Shares held by it into Common Stock immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. Subject to Section 3 above, if at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Corporation (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(d)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(d)(iv)), or a merger or consolidation of the Corporation with or into another corporation or other entity, or the conveyance of all or substantially all of the assets of the Corporation to another corporation or other entity, immediately after such reorganization, merger, consolidation, or conveyance (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary or appropriate and provision shall be made if necessary or appropriate (by adjustments of the Conversion Price or otherwise) so that the holder of each Series A Preferred Share shall have the right thereafter to convert such Series A Preferred Share into the kind and amount of shares of stock and other securities or property of the Corporation or any successor corporation resulting from Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(d)(v) with respect to the rights of the Series A Preferred Stockholders after the Organic Change to the end that the provisions of this Section 5(d)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi) Adjustments for Issuance of Additional Shares of Common Stock. In the event the Corporation shall issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing subsections (i) through (v) of this Section 5(d), pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the Issuance Date, or in accordance with Section 5(d)(ix) below) (the “Additional Shares of Common Stock”), at a price per share less than the Conversion Price, or without consideration, the Conversion Price then in effect upon each such issuance shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the Conversion Price by a fraction:

(1) the numerator of which shall be equal to the sum of (A) the number of shares of Common Stock outstanding (including, for purposes of such calculation, shares of Common Stock issuable upon conversion of the outstanding Series A Preferred Shares) immediately prior to the issuance of such Additional Shares of Common Stock plus (B) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the then Conversion Price, and

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(2) the denominator of which shall be equal to the number of shares of Common Stock outstanding (including, for purposes of such calculation, shares of Common Stock issuable upon conversion of the outstanding Series A Preferred Shares) immediately after the issuance of such Additional Shares of Common Stock;

No adjustment of the number of shares of Common Stock shall be made under Section 5(d)(vi) upon the issuance of any Additional Shares of Common Stock that are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Common Stock Equivalents (as defined below), if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefore) pursuant to Section 5(d)(vii).

(vii) Issuance of Common Stock Equivalents. The provisions of this Section 5(d)(vii) shall apply if (a) the Corporation, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than the Series A Preferred Stock, or (b) any rights, warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the “Common Stock Equivalents”) shall be issued or sold. If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Convertible Securities or Common Stock Equivalents shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Convertible Securities or Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each issuance of Convertible Securities or Common Stock Equivalents or amendment thereof shall be adjusted as provided in subsection (vi) of this Section 5(d). No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Securities or Common Stock Equivalents where an adjustment to the Conversion Price was previously made as a result of the issuance or purchase of any Convertible Securities or Common Stock Equivalents.

(viii) -Consideration for Stock. In case any shares of Common Stock or Convertible Securities, or any Common Stock Equivalents, shall be issued or sold:

(1) in connection with any merger or consolidation in which the Corporation is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Corporation shall be changed to or exchanged for the stock or other securities of another corporation and except as provided in Section 5(d)(ix) below), the amount of consideration therefore shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Corporation, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities or Common Stock Equivalents, as the case may be; or

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(2) in the event of any consolidation or merger of the Corporation in which the Corporation is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Corporation shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Corporation for stock or other securities of any corporation, the Corporation shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock. In the event any consideration received by the Corporation for any securities consists of property other than cash, the fair market value thereof at the time of issuance or as otherwise applicable shall be as determined in good faith by the Board of Directors of the Corporation. In the event Common Stock is issued with other shares or securities or other assets of the Corporation for consideration which covers both, the consideration computed as provided in this Section (5)(e)(viii) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Corporation.

(ix) Certain Issuances Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment to the Conversion Price upon the authorization or issuance of (i) securities issued in connection with the acquisition of a Target Corporation (hereinafter defined) approved by the Board of Directors through merger, stock-for-stock exchange, or similar transaction with the Corporation and/or one of its subsidiaries and securities issued to retain the personnel of the Target Corporation; (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the Issuance Date (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the holders); and (iii) securities issued or granted pursuant to the Corporation’s 2022 Stock Incentive Plan or any subsequent equity compensation plans approved by the Corporation’s Board of Directors. The term “Target Corporation” shall mean an entity which at the time of the acquisition was engaged in the same or similar business of the Corporation.

e. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or e-mail or three business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the Holder at their address appearing on the books of the Corporation. The Corporation will give written notice to each Holder at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon the Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock, or (c) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Corporation will also give written notice to each Series A Preferred Stockholder at least 20 days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place; provided, however, that in no event shall such notice be provided to such Holder prior to such information being made known to the public.

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f. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Corporation shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

g. Reservation of Common Stock. The Corporation shall, so long as any Series A Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock equal to the aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Shares, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate. The initial number of shares of Common Stock reserved for conversions of the Series A Preferred Stock and any increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series A Preferred Stock based on the number of Series A Preferred Shares held by each Holder of record at the time of issuance of the Series A Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a Holder shall sell or otherwise transfer any of such Holder’s Series A Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity that does not hold any Series A Preferred Shares shall be allocated to the remaining Series A Preferred Stockholders, pro rata based on the number of Series A Preferred Shares then held by such holder.

6. Redemption by the Corporation. The Corporation shall not have the right to redeem outstanding Series A Preferred Shares.

7. No Implied Limitations. Except as otherwise provided by express provisions of this Certificate of Designation, nothing herein shall limit, by influence or otherwise, the discretionary right of the Board of Directors to classify and reclassify and issue any shares of Preferred Stock and to fix or alter any terms thereof to the full extent provided in the Articles of Incorporation.

8. Protective Provisions. In addition to any other rights provided by law, without first obtaining the affirmative vote or written consent of the Holders of a majority of the then-outstanding Series A Preferred Shares, the Corporation shall not (i) authorize or issue any equity securities with rights equal or senior to the rights of the Series A Preferred Stockholders, or (ii) amend or repeal any provision of, or add any provision to, this Certificate of Designation, if such action would adversely alter or change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series A Preferred Stock.

9. Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings:

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

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“Holder” or “Series A Preferred Stockholder” means a holder of record of one or more Series A Preferred Shares, as reflected in the stock records of the Corporation or the Transfer Agent, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the Shares for all purposes.

“Issuance Date” means the date on which the Series A Preferred Shares are issued by the Board of Directors and fully paid by the recipient.

“Transfer Agent” means the transfer agent that may be appointed from time to time by the Corporation to maintain a register and record transfers of record ownership of the Series A Preferred Shares.

In Witness Whereof, the undersigned has executed this Certificate of Designation on behalf of iMine Corporation the day and year set forth below.

Date: Juley 1l, 2022	/s/ Yolanda Goodell
Yolanda Goodell, Vice President

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EXHIBIT A

IMINE CORPORATION

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Preferred Stock of iMine Corporation (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, par value $.001 per share (the “Preferred Stock”), of iMine Corporation, a Nevada corporation (the “Corporation”), indicated below into shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Corporation, by tendering the share(s) of Preferred Stock specified below as of the date specified below.

Date of Conversion: ___________________________________________________________________________________________________________________

Number of shares of Preferred Stock to be converted: __________________________________________________________________________________________

Stock certificate no(s). of Preferred Stock to be converted: ______________________________________________________________________________________

Please confirm the following information:

Conversion Price: ____________________________________________________________________________________________________________________

Number of shares of Common Stock to be issued: ____________________________________________________________________________________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion: _______________________________________

Please issue the Common Stock into which the shares of Preferred Stock are being converted in the following name and to the following address:

Issue to:

Email Address:

Authorization:

By:

Title:

Dated:

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